EXHIBIT 23.8

Matt Hartmann (MAusIMM, RM-SME)

Principal Consultant

SRK Consulting (U.S.), Inc.

1125 17th St., Suite 600

Denver, CO 80202

CONSENT OF THIRD-PARTY QUALIFIED PERSON

I, Matt Hartmann (MAusIMM, RM-SME), in connection with the Registration Statement and any amendments or supplements and/or exhibits thereto (collectively, the Form S-1), consent to:

●	the filing and use of the technical report summary titled “Hycroft Project, Technical Report Summary, Heap Leaching Feasibility Study, Winnemucca, Nevada, USA” (the “Technical Report”), with an effective date of July 31, 2019, as an exhibit to and referenced in the Form S-1;
●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form S-1 and any such Technical Report; and
●	the information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-1.

I am a qualified person responsible for authoring, and this consent pertains to, the following Sections of the Technical Report:

●	Section 7.9: Hydrogeology
●	Section 13.6: Mine Dewatering
●	Section 18.3.1, Initial Mine Capital Costs, as related to mine dewatering

August 31, 2020

/s/ Matt Hartmann
Signature of Authorized Person

Matt Hartmann (MAusIMM, RM-SME)
Print name of Authorized Person